Exhibit 99.1

First National Corporation Announces Nasdaq Stock Exchange Listing

STRASBURG, Va., April 16, 2019 --- First National Corporation (the “Company”), the bank holding company of First Bank (the “Bank”), today announced that shares of its common stock will begin trading on the Nasdaq Capital Market stock exchange effective with the opening of trading on April 18, 2019.  Shares of the Company’s common stock will trade under the symbol “FXNC.”

Scott C. Harvard, President and Chief Executive Officer of the Company, stated, “We are proud to be joining the leading companies in the Shenandoah Valley that are publicly traded on a national stock exchange. We believe listing the Company’s common stock on the Nasdaq Capital Market stock exchange will benefit shareholders by providing higher visibility for our company and improved liquidity of the common stock, which should enhance the value of their investment.  A Nasdaq listing could make FXNC shares available to additional investors, including individual retirement accounts such as IRA and 401(k) plans.”  Harvard continued, “The company’s strategic plan envisions assets in excess of one billion dollars with continued best in class financial performance. A Nasdaq listing supports our growth strategy and aligns with the potential for expansion opportunities as the industry continues to consolidate across Virginia.”

The Nasdaq announcement follows closely on the heels of the Company’s earnings announcement in January 2019, in which it reported record net income of $10.1 million for the year ended December 31, 2018, and its announcement in February 2019 of an 80% increase in the quarterly cash dividend on common stock, to $0.09 per share.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (OTC: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia.  The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia.  In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Share Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com